Exhibit 99.1

November 14, 2008

Federal Home Loan Bank of San Francisco Announces 2008 Board of Directors Election Results

San Francisco-The Federal Home Loan Bank of San Francisco today announced the election of one director to a new term on its board. The Bank's California members have elected incumbent director Timothy R. Chrisman for a four-year term beginning January 1, 2009, and ending December 31, 2012.

Mr. Chrisman is currently chairman of the Bank's board of directors and an officer of Pacific Western Bank, San Diego, California.

About the Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com